Exhibit 10.18

2005 Directors’ Fees Schedule

Annual Retainer	$17,000

Board Meetings
Attendance per meeting	$800

Committee Meetings
Attendance per meeting (non-chairperson) (held on same day as a board meeting)	$300
Attendance per meeting (chairperson) (held on same day as board meeting)	$375
Attendance per meeting (non-chairperson)	$1,200
Attendance per meeting (chairperson)	$1,500

Telephonic Meetings
Telephonic meetings (non-chairperson)	$250

Telephonic meetings (chairperson)	$250